Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D originally filed on April 27, 2009 (including additional amendments thereto) with respect to the shares of Common Stock, $0.0001 par value per share, of Ludvik Capital, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  April 27, 2009

THE CONCORDE GROUP, INC.

By:	/s/ Craig A. Zabala
Name: Craig A. Zabala Title: President and Chief Executive Officer

/s/ Craig A. Zabala
CRAIG A. ZABALA